Exhibit 10.1

Sport Endurance, Inc.
222 Broadway, 19th Floor
New York, NY 10038

May 1, 2017

Re:          Sport Endurance, Inc. / Forbearance on Senior Secured Promissory Notes

Dear Sirs:

This letter agreement (the “Agreement”) acknowledges that in exchange for Sport Endurance, Inc. (the “Company”) paying ______________  $10 and other good and valuable consideration, receipt of which is acknowledged, ____ extends the due date of  the 10% Senior Secured Promissory Note (the “Senior Note”), to and including 5:00 pm on June 2, 2017, the “Due Date”).

Without modifying or amending the terms of the Senior Note, the Security Agreement or the Purchase Agreement, ____ agrees to forebear and not to seek collection against the Company of any amounts due under the Senior Note, Security Agreement or Purchase Agreement through and until the Due Date. The period of forbearance provided in this Agreement shall terminate on the Due Date if the amount due under the Senior Note is not paid within that period.

Except as modified by this Agreement, the Company hereby ratifies and confirms the terms and provisions of the Senior Note, the Security Agreement and the Purchase Agreement. The Senior Note, Security Agreement, Purchase Agreement and all other agreements, instruments and other documents executed in connection with the obligations of the Company under the Senior Note are legal, valid, binding and enforceable against the Company in accordance with their terms.

Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.

Please sign below evidencing your agreement to be bound by this Agreement and return to us.

Very truly yours,

_________________________
David Lelong
President and CEO

We hereby agree to the foregoing:

______________________________

By: